Exhibit 99.1

ONCOTHYREON TO RECEIVE MILESTONE PAYMENT

BELLEVUE, WASHINGTON - May 14, 2008 - Oncothyreon Inc. (Nasdaq: ONTY) (TSX: ONY) (the “Company”) today announced that it has completed the transfer of certain assays and manufacturing technology related to Stimuvax® (BLP25 liposome vaccine) to Merck KGaA of Darmstadt, Germany, triggering a payment to Oncothyreon of $3 million. The payment will be made under the terms of the amended and restated supply agreement signed in August 2007.

Stimuvax is an investigational therapeutic cancer vaccine designed to induce an immune response to cancer cells that express MUC1, a glycoprotein antigen widely expressed on common cancers. Merck KGaA currently is conducting a global Phase 3 trial of Stimuvax known as START (Stimulating Targeted Antigenic Responses To NSCLC). START is a randomized, double-blind, placebo-controlled study that will evaluate patients with documented unresectable stage III NSCLC who have had a response or stable disease after at least two cycles of platinum based chemo-radiotherapy.   The trial is expected to enroll more than 1,300 patients in approximately 30 countries. For more information on the START trial, or to find a participating center and eligibility criteria, log on to www.nsclcstudy.com or www.clinicaltrials.gov.

About Oncothyreon
Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Oncothyreon's goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients. For more information visit www.oncothyreon.com.

Forward-Looking Statements

In order to provide Oncothyreon's investors with an understanding of its current intentions and future prospects, this release contains statements that are forward looking, including statements related to payments Oncothyreon may expect to receive; the therapeutic and commercial potential of Stimuvax; future clinical development plans; the details of clinical trials; and the anticipated future size of the market for Stimuvax. These forward-looking statements represent Oncothyreon's intentions, plans, expectations and beliefs and are based on its management's experience and assessment of historical and future trends and the application of key assumptions relating to future events and circumstances.

Forward-looking statements involve risks and uncertainties, including risks and uncertainties related to Oncothyreon's business and the general economic environment. Many of these risks and uncertainties are beyond Oncothyreon's control. These risks, uncertainties and other factors could cause our actual results to differ materially from those projected in forward-looking statements. Risks, uncertainties, and assumptions include those predicting the timing, duration and results of clinical trials, the timing and results of regulatory reviews, the safety and efficacy of Stimuvax, and the possibility of future milestone and royalty payments. There can be no guarantee that the results of earlier trials will be predictive of either safety or efficacy in future trials. These and other risks and uncertainties are described in the reports and other documents filed by Oncothyreon Inc. with the SEC and/or Canadian regulatory authorities.

Although Oncothyreon believes that any forward-looking statements contained herein are reasonable, it can give no assurance that its expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of the risks and uncertainties associated with Oncothyreon, you are encouraged to review the official corporate documents filed by Oncothyreon Inc. with the securities regulators in United States and Canada with the SEC and on SEDAR. Oncothyreon is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

Additional Information

Additional information relating to Oncothyreon can be found on U.S. EDGAR at www.sec.gov and on SEDAR at www.sedar.com.

Investor and Media Relations Contact:
Julie Rathbun
Rathbun Communications
206-769-9219
ir@oncothyreon.com

ONCOTHYREON INC., 110 - 110th Avenue NE, Suite 685, Bellevue, WA 98004
Tel: (425) 450-0370   Fax:  (425) 450-0371
ONCOTHYREON CANADA INC.  2011 - 94 St., Suite 200, Edmonton, AB, Canada  T6N 1H1
Tel:  (780) 450-3761   Fax:  (780) 463-0871
http://www.oncothyreon.com